RCI Reports 1Q24 Club & Restaurant Sales
HOUSTON—January 9, 2024—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported sales for its Nightclubs and Bombshells restaurants of $73.3 million, an increase of 5.9% year over year, for the fiscal first quarter ended December 31, 2023. Sales do not include non-core operations and are preliminary and subject to final closing. Full 1Q24 financial results are expected before February 9, 2024.
Eric Langan, President & CEO of RCI, said: “First quarter sales benefited from acquisitions and new locations. While same-store sales declined year-over-year, the trend improved over the course of the quarter, as we had hoped, due to the strength of Nightclubs, which is a good sign.”
“During December, I spent more than two weeks visiting our clubs in Houston, Colorado, Miami, and New York, talking to guests, entertainers, and our teams. The consensus was that we have hopefully seen the worst of the same-store sales decline from uncertain macroeconomic conditions and tough year-over-year comparisons. Everybody seemed more optimistic compared to what they were seeing late summer. That's promising.”
Nightclubs
•Sales totaled $60.6 million, an increase of 8.4%, or $4.7 million, year-over-year. This reflected an increase of $8.9 million from FY23 acquisitions that are not in same-store sales and an approximately $349 thousand increase from a reformatted club which is also not in SSS.
•This was partially offset by an SSS decline of 7.2%, or $4.0 million, and $0.6 million less from clubs closed during and prior to 1Q24. The year-over-year SSS decline was smaller month to month during the quarter.
•As anticipated, Nightclubs faced challenging comparisons from the effects of RCI’s post-COVID “bounce,” which began to wane over the course of the year-ago quarter.
Bombshells
•Sales totaled $12.7 million, a decline of 4.6%, or $0.6 million, year-over-year. This reflected an increase of $2.1 million from FY23 acquisitions that are not in same-store sales of Bombshells San Antonio and Cherry Creek Food Hall, and the November 15 opening of a new Bombshells location in the Houston suburb of Stafford. All of this helped offset most of the SSS decline.
•As the company announced on its December 14 conference call, it is exploring strategic opportunities to maximize the value of the Bombshells assets and accelerate growth.
Club & Restaurant Sales ($ in Millions)

	1Q24 Total Sales	Total Sales vs. 1Q23	Same-Store Sales vs. 1Q23
Combined	$73.3	5.9%	-9.8%
Nightclubs	$60.6	8.4%	-7.2%
Bombshells	$12.7	-4.6%	-20.3%
Notes
•Revenues from non-core operations, such as third-party rents, and revenues from RCI’s Other segment, are not included in Nightclubs and Bombshells sales above.
•All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars-restaurants. See all our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2023, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com
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